 Exhibit 99.1

JMP GROUP ANNOUNCES CLOSING OF CLO TRANSACTION

SAN FRANCISCO, Sept. 30, 2014 — JMP Group Inc. (NYSE: JMP), an investment banking and alternative asset management firm, announced today the closing of a $370.5 million collateralized loan obligation, or CLO, transaction issued by two newly formed special purpose vehicles and backed primarily by a diversified portfolio of broadly syndicated leveraged loans.

The senior notes offered in the transaction are issued by JMP Credit Advisors CLO III Ltd. and co-issued in part by JMP Credit Advisors CLO III LLC and are subject to a two-year non-call period. The capital structure of the CLO is as follows:

($ in millions)		Preliminary
	Par	Moody's / Fitch	Maturity
Class	Amount	Rating	Date	Coupon
A	$228.00	Aaa /AAA	9/30/2025	L+1.53%
B	41.70	Aa2/NR	9/30/2025	L+2.05%
C	22.50	A2/NR	9/30/2025	L+2.90%
D	21.60	Baa3/NR	9/30/2025	L+5.10%
E	18.30	Ba2/NR	9/30/2025	L+7.35%
Subordinated Notes	38.40	NR/NR
Total	$370.50

JMP Group is retaining $5.2 million, representing 13.5% of the face amount issued, of the subordinated notes, which do not bear interest and are not rated.

“JMP Credit Advisors CLO III is our second transaction since the end of the credit crisis and will increase our assets under management by roughly 50%, to over $1 billion, once the funds are fully deployed,” said Bryan Hamm, president of JMP Credit Advisors. “We were pleased with the execution on the transaction and look forward to continuing on the path to becoming a widely recognized, top-tier manager of corporate debt.”

JMP Group intends to consolidate the loan investment portfolio at least through the end of the non-call period and expects to account for the transaction on its balance sheet as non-recourse debt. The CLO has a four-year reinvestment period, through October 17, 2018, that allows for the use of the proceeds from any principal repayments on, or any sales of, collateral assets towards the purchase of qualifying replacement assets, subject to certain conditions and limitations.

The transaction was executed through a private offering by means of Rule 144A and Regulation S. BNP Paribas served as placement agent and sole bookrunner.

About JMP Group

JMP Group Inc. is an investment banking and asset management firm that provides investment banking, sales and trading, and equity research services to corporate and institutional clients as well as alternative asset management products and services to institutional and high-net-worth investors. JMP Group operates through three subsidiaries: JMP Securities, Harvest Capital Strategies and JMP Credit Advisors. For more information, visit www.jmpg.com.

Investor Relations Contact	Media Relations Contact
JMP Group Inc.	Dukas Public Relations

Andrew Palmer	Seth Linden
(415) 835-8978	(212) 704-7385
apalmer@jmpg.com	seth@dukaspr.com

Zach Leibowitz
(212) 704-7385
zach@dukaspr.com